Exhibit 99

WIPRO [LOGO]

               WIPRO COMPLETES CASH TENDER OFFER FOR INFOCROSSING

         Bangalore, India -- September 18, 2007 -- Wipro Limited (NYSE:WIT) today announced the completion of the tender offer by its indirect wholly-owned subsidiary, Roxy Acquisition Corp., for all outstanding shares of Infocrossing, Inc. (NASDAQ:IFOX) at a price of $18.70 per share in cash.

         The tender offer expired at 11:59 pm, New York City time, on Monday, September 17, 2007.

         The depositary for the tender offer has advised Wipro that, as of the expiration of the tender offer, approximately 20,465,514 shares had been validly tendered and not withdrawn in the tender offer, and such tendered shares (together with all shares tendered pursuant to guaranteed delivery procedures) represent approximately 100% of Infocrossing's issued and outstanding shares. All validly tendered shares have been accepted for payment in accordance with the terms of the tender offer.

         Assuming the receipt of a sufficient number of shares tendered pursuant to guaranteed delivery procedures to ensure that Wipro holds at least 90% of Infocrossing's outstanding shares, Wipro intends to complete the acquisition of Infocrossing through a short-form merger as soon as practicable. If necessary, Wipro intends to exercise its option under the merger agreement to purchase newly issued Infocrossing shares in order to ensure ownership of at least 90 percent of the outstanding Infocrossing shares to complete the short-form merger. In the short-form merger, all outstanding Infocrossing shares not purchased in the tender offer will be converted into the right to receive $18.70 per share in cash.

FORWARD-LOOKING STATEMENTS

         Any statements made regarding the proposed transaction between Wipro and Infocrossing, the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, earnings and any other statements contained in this news release that are not purely historical fact are forward-looking statements, which involve a number of risks and uncertainties. These statements are based on Wipro's and Infocrossing's current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the risk that the conditions to the offer or the merger set forth in the merger agreement will not be satisfied; changes in both companies' businesses during the period between now and the closing; the successful integration of Infocrossing into Wipro's business subsequent to the closing of the acquisition; timely development, competitive products and pricing, as well as fluctuations in demand; the ability to retain key management and technical personnel of Infocrossing; and adverse reactions to the proposed transaction by customers, suppliers and strategic partners. Infocrossing and Wipro are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other tender offer materials) filed by Wipro and Roxy Acquisition Corp. with the SEC on August 17, 2007, as amended. In addition, Infocrossing filed a Solicitation/Recommendation Statement on Schedule 14D-9 on August 17, 2007, as amended, with the SEC related to the tender offer. The Tender Offer Statement (and related materials) and the Solicitation/ Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained at no charge upon request to MacKenzie Partners, Inc., the information agent for the tender offer, at 105 Madison Avenue, New York, New York 10016, or by calling toll free at (800) 322-2885. In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC's website at www.sec.gov.

KEY CONTACT:

         Media: Radhika Mahadevan +91 9945042603

         Investor Relations: Jatin Dalal: +91 80 25056143 (India), Sridhar R:
         1 408-242-6285 (US)

ABOUT WIPRO

         Wipro provides comprehensive IT solutions and services, including systems integration, information systems outsourcing, package implementation, software application development and maintenance, and research and development services to corporations globally. Wipro Limited is the first PCMM Level 5 and SEI CMM Level 5 certified IT Services company globally. Wipro's Global IT Services business was recently assessed at Level 5 for CMMI V 1.2 across Offshore and Onsite development centers. In the Indian market, Wipro is a leader in providing IT solutions and services for the corporate segment in India offering system integration, network integration, software solutions and IT services. Wipro also has a profitable presence in niche market segments of infrastructure engineering, and consumer products & lighting. In the Asia Pacific and Middle East markets, Wipro provides IT solutions and services for global corporations. Wipro's ADSs are listed on the New York Stock Exchange, and our equity shares are listed in India on the Stock Exchange -- Mumbai, and the National Stock Exchange. For more information, please visit our websites at www.wipro.com, www.wiprocorporate.com and www.wipro.in.

ABOUT INFOCROSSING

         Infocrossing, Inc. is a provider of selective IT infrastructure, enterprise application and business process outsourcing services delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.